Exhibit 99.1

Worthington Industries Declares Quarterly Dividend

Response to Automotive Shutdowns: Reducing Dividend and Other Cost Reductions

COLUMBUS, Ohio--(BUSINESS WIRE)--May 28, 2009--The board of directors of Worthington Industries, Inc. (NYSE:WOR) has declared a quarterly dividend of $0.10 per share, a 41% reduction from the previous quarter. The dividend is payable on June 29, 2009, to shareholders of record June 15, 2009. This marks the 166th consecutive quarter that Worthington has paid a dividend since it became a public company in 1968.

While the company’s financial condition and free cash flow remain solid, it has reduced the dividend as part of a broad cost reduction initiative aimed at offsetting declines in the automotive and construction end markets, exacerbated by the summer shutdowns at GM and Chrysler.

These actions effective during the fiscal first quarter (June – August) include: a one week shut-down of four steel processing facilities; suspension of holiday pay for eligible employees; a sliding scale pay-reduction ranging from 3% to 20% for salaried employees with a 25% reduction for the CEO; a 20% reduction in meeting fees for the board of directors; and a suspension of the company’s 401-K match for all employees.

The goal of these temporary actions is to mitigate the impact of the extended summer shutdowns and maintain the company’s strong balance sheet and financial flexibility.

John P. McConnell, Chairman and CEO stated, “Our employees have done an excellent job of cutting costs and maintaining our business since the recession began. The extended summer shutdowns announced by General Motors and Chrysler have pulled volume down deeply in our steel processing business. Maintaining a strong balance sheet and flexible credit facilities remain a priority. These additional steps will help ensure that we preserve this advantage into economic recovery. We expect our volumes to improve as Chrysler and GM return to regular production schedules, and their future becomes more clear.”

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. The company employs more than 7,000 people and operates 60 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the company relating to expectations for improvement in the economy or any market; future or expected performance, volumes, cash flows, and financial conditions; demand; expected benefits from cost reduction efforts and other initiatives; anticipated improvements and efficiencies in operations, sales and sourcing and the results thereof; anticipated impacts of transformation efforts; the ability to take advantage of future opportunities and markets; expectations for customer production schedules, orders and inventories, and their future; expectations for the economy and markets; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvement and efficiencies on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company’s filings with the United States Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
slhiggin@WorthingtonIndustries.com